SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 21, 2003

CITIZENS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	2-96144	55-0666598
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Third Street, Elkins, West Virginia	26241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (304) 636-4095

(Former name or former address, if changed since last report.)

Item 4.	Changes in Registrant’s Certifying Accountant

We have engaged the independent accounting firm of Arnett and Foster, of Charleston, West Virginia, as our certifying accountant since 1991. The current agreement with Arnett & Foster will expire immediately following our next annual shareholders meeting tentatively scheduled for April 17, 2004. At the direction of the audit committee, requests for proposals to provide independent audit services were sent to four accounting firms, including Arnett & Foster, on September 11, 2003 in order to re-evaluate those services and the capabilities of the accounting firms as well as to ensure that all responsibilities to shareholders, regulatory authorities and other interested parties are most appropriately satisfied.

Upon thorough consideration of all the relevant data, the audit committee determined on November 21, 2003 that it would not continue the relationship with Arnett and Foster beyond the termination of the existing agreement. Instead a three year engagement, April 2004 through April 2007, with the firm of Yount, Hyde and Barbour of Winchester, Virginia will begin. Yount, Hyde and Barbour is properly registered with the Public Companies Accounting Oversight Board.

During the two most recent fiscal years as well as interim periods from January 1 though November 21, 2003, we have not had any disagreements with Arnett and Foster on any matters of accounting principles or practices, financial statement disclosures or auditing scope or procedure which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Neither did any of Arnett and Foster’s accountant’s reports during that time contain an adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principle. Further, there were no events of the kind described in paragraph (a) (1) (v) (A) through (D) of Item 304 of Regulation S-K occurring within our two most recent fiscal years or interim periods from January 1 through November 21, 2003.

During that same time period we did not consult with Yount, Hyde or Barbour for any reason including the application of accounting principles specifically or generally, the rendering of audit opinions or any other matter including matters which were the subject of a disagreement with Arnett and Foster or which represented a reportable event.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Citizens Financial Corp.

November 26, 2003

/s/ Thomas K. Derbyshire

Vice President, Treasurer Principal Financial Officer